Exhibit 5.2
Our ref      BMC/609308/19257709v5
Noble Holding International Limited
PO Box 309
Ugland House
KY1-1104
Grand Cayman
Cayman Islands
22 July 2010
Dear Sirs
Noble Holding International Limited (the “Company”)
We have acted as Cayman Islands counsel to the Company in connection with the proposed issue and sale of US$350 million aggregate principal amount of its 3.45% Senior Notes due 2015, US$500 million aggregate principal amount of its 4.90% Senior Notes due 2020 and US$400 million aggregate principal amount of its 6.20% Senior Notes due 2040 (the “Notes”) pursuant to the Indenture (the “Original Indenture”) dated as of 21 November 2008 between the Company and The Bank of New York Trust Company, N.A., as Trustee (the “Trustee”), and the Second Supplemental Indenture (the “Second Supplemental Indenture”) to be dated as of 26 July 2010 by and among the Company, Noble Corporation (Cayman Islands) (the “Guarantor”) and the Trustee (the Original Indenture and Second Supplemental Indenture are herein collectively referred to as the “Indenture”).
Under the Second Supplemental Indenture, the Guarantor will guarantee, in general terms, the principal of, premium, if any, interest on and all other payment obligations of the Company due under the Indenture and the Notes (the “Guarantee”). The Notes will be three series of the Company’s senior debt securities, and the Guarantee will be a guarantee of the Guarantor, registered on a Registration Statement on Form S-3 (Registration No. 333-165403), as amended and supplemented (the “Registration Statement”), filed by the Company and the Guarantor with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
We understand that Baker Botts L.L.P., United States counsel to the Company, will deliver its opinion relating to the Notes to be delivered under the Registration Statement.
1. Documents Reviewed
We have reviewed originals, copies, drafts or conformed copies of the following documents:
1.1	the Certificate of Incorporation of the Company issued on 6 December 2004 and the Memorandum and Articles of Association of the Company as registered on 6 December 2004;
1.2	the Certificate of Incorporation of the Parent Guarantor issued on 12 February 2002 and the Memorandum and Articles of Association of the Parent Guarantor as adopted by special resolution dated 30 March 2009;

1.3	the written resolutions of the board of directors of the Guarantor held on 20 July 2010 and the written resolutions of the Pricing Committee of the board of directors of the Guarantor (the “Pricing Committee”) dated 21 July 2010 (the “Pricing Committee Resolutions”) and the corporate records of the Guarantor maintained at its registered office in the Cayman Islands;
1.4	the resolutions of the board of directors of the Company adopted by written consent on 21 July 2010 and the corporate records of the Company maintained at its registered office in the Cayman Islands;
1.5	Certificates of Good Standing issued by the Registrar of Companies (the “Certificates of Good Standing”) of each of the Guarantor and the Company, which certificates we have assumed have been duly and validly issued by the Registrar of Companies;
1.6	a certificate from a director of each of the Guarantor and the Company, the form of which is annexed hereto (the “Directors’ Certificates”);
1.7	the Registration Statement;

1.8	the Original Indenture;

1.9	the Second Supplemental Indenture; and

1.10	the form of Notes.
2. Assumptions
The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Directors’ Certificates and the Certificates of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:
2.1	the Original Indenture, the Second Supplemental Indenture and the Notes will be or have been authorised and duly executed and delivered by or on behalf of all relevant parties (other than the Company and the Guarantor, as applicable, as a matter of Cayman Islands law) in accordance with all relevant laws (other than the laws of the Cayman Islands);
2.2	the Original Indenture, the Second Supplemental Indenture, and the Notes will be or are legal, valid, binding and enforceable against all relevant parties in accordance with their terms under laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);
2.3	the choice of the laws of the State of New York as the governing law of the Original Indenture, the Second Supplemental Indenture, and the Notes have, or will have, been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);
2.4	the Original Indenture and the Second Supplemental Indenture will be or have been duly executed and unconditionally delivered by an authorised director of the Company;
2.5	the Second Supplemental Indenture will be or has been duly executed and unconditionally delivered by an authorised director or officer of the Company and an Authorised Officer (as that term is defined in the Pricing Committee Resolutions) of the Guarantor;
2.6	copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.7	all signatures, initials and seals are genuine;
2.8	all parties to the Original Indenture and the Second Supplemental Indenture have the power, authority and legal right under all relevant laws and regulations (other than the Company and the Guarantor, as applicable, as a matter of Cayman Islands law) to enter into, execute, unconditionally deliver and perform their respective obligations under the Original Indenture and the Second Supplemental Indenture;
2.9	the Notes will be issued and authenticated in accordance with the provisions of the Indenture; and
2.10	there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the State of New York.
3. Opinions
Based upon, and subject to, the foregoing assumptions and having regard to such legal considerations as we deem relevant, we are of the opinion that:
3.1	The Company is an exempted company duly incorporated and validly existing and in good standing under the laws of the Cayman Islands.
3.2	The Guarantor is an exempted company duly incorporated and validly existing and in good standing under the laws of the Cayman Islands.
3.3	The Company has full power and authority under its Memorandum and Articles of Association to enter into, execute and perform its obligations under the Indenture and the Notes, including the issue of the Notes pursuant to the Indenture.
3.4	The Guarantor has full power and authority under its Memorandum and Articles of Association to enter into, execute and perform its obligations under the Second Supplemental Indenture, including the Guarantee.
3.5	The Notes have been duly authorised by the Company and when duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Indenture and delivered against due payment therefor pursuant to, and in accordance with the terms of the Registration Statement, the Notes will have been duly authorised and will be duly executed and delivered.
3.6	The execution, delivery and performance of the Second Supplemental Indenture, including the Guarantee, have been duly authorised by and on behalf of the Guarantor and, assuming the Second Supplemental Indenture has been executed and unconditionally delivered by an Authorised Officer (as defined in the Pricing Committee Resolutions) of the Guarantor, the Second Supplemental Indenture, including the Guarantee, has been duly executed and delivered on behalf of the Guarantor.

This opinion is given as of the date shown. We hereby consent to the use of this opinion as an exhibit to the Current Report on Form 8-K of the Guarantor to be filed with the Commission on 23 July 2010 (the “Form 8-K”). In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
We are aware that Baker Botts L.L.P. will rely as to matters of Cayman Islands law on this opinion in rendering its opinions to you to be filed with the Form 8-K and we authorise them to so rely.
Yours faithfully
/s/ Maples and Calder

Noble Holding International Limited
PO Box 309, Ugland House, KY1-1104
Grand Cayman, Cayman Islands
22 July 2010
To: Maples and Calder
PO Box 309
Ugland House
KY1-1104
Grand Cayman
Cayman Islands
Dear Sirs
Noble Holding International Limited (the “Company”)
I, Alan R. Hay, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:
1	The Memorandum and Articles of Association of the Company as registered on 6 December 2004 remain in full force and effect and are unamended.

2	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges.

3	The resolutions of the Board of Directors of the Company adopted by written consent on 21 July 2010 were signed by all the directors in the manner prescribed in the Articles of Association of the Company.

4	The resolutions dated 21 July 2010 of the Pricing Committee of the board of directors of the Guarantor (a copy of which is attached) have been validly passed and the Pricing Committee has been duly appointed, on behalf of the Company, to determine any and all terms and conditions of the Debt Securities and the Debt Offerings (as those terms are defined the resolutions referred to in section 3 above) in accordance with the resolutions referred to in section 3 above and the Articles of Association of the Company.

5	The members of the Company have not restricted or limited the powers of the directors in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Original Indenture, the Second Supplemental Indenture or the Notes.

6	The resolutions referred to in sections 3 and 4 above were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

7	The directors of the Company at the date of each of the resolutions referred to in sections 3 and 4 above and at the date hereof were and are as follows:

Alan R. Hay
Andrew J. Strong

Alan P. Duncan.

8	The Minute Book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the members and directors (or any committee thereof) (duly convened in accordance with the Articles of Association) and all resolutions passed at the meetings, or passed by written consent as the case may be.
I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.
[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Director’s Certificate as of the date first written above.

/s/ Alan R. Hay
Alan R. Hay
Director

Noble Corporation
PO Box 309, Ugland House, KY1-1104
Grand Cayman, Cayman Islands
22 July 2010
To: Maples and Calder
P.O. Box 309
Ugland House
KY1-1104
Grand Cayman
Cayman Islands
Dear Sirs
Noble Corporation (the “Guarantor”)
I, Alan R. Hay, being a director of the Guarantor, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:
1	The Memorandum and Articles of Association of the Guarantor as adopted by special resolution dated 30 March 2009 remain in full force and effect and are unamended.

2	The Guarantor has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges.

3	The written resolutions of the board of directors of the Guarantor held on 20 July 2010 (a copy of which are attached) were signed by all the directors in the manner prescribed in the Articles of Association of the Guarantor.

4	The Pricing Committee has been duly established, and the Pricing Committee Resolutions have been validly passed, including in accordance with the written resolutions of the board of directors of the Guarantor held on 20 July 2010 and the Articles of Association of the Guarantor.

5	The members of the Guarantor have not restricted or limited the powers of the directors in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Guarantor prohibiting it from entering into and performing its obligations under the Second Supplemental Indenture.

6	The resolutions set forth in the written resolutions of the board of directors of the Guarantor and the Pricing Committee Resolutions, were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

7	The directors of the Guarantor at the date of the written resolutions of the board of directors of the Guarantor held on 20 July 2010 and the Pricing Committee Resolutions and at the date hereof were and are as follows:

Andrew J. Strong
David W. Williams

Dennis J. Lubojacky

Alan P. Duncan

Alan R. Hay.

8	The Minute Book and corporate records of the Guarantor as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the members and directors (or any committee thereof) (duly convened in accordance with the Articles of Association) and all resolutions passed at the meetings, or passed by written consent as the case may be.
I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.
[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Director’s Certificate as of the date first written above.

/s/ Alan R. Hay
Alan R. Hay
Director